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                                                                   EXHIBIT 4.5

             WOODBRIDGE CORPORATE DEVELOPMENT AGREEMENT, AS AMENDED

                          WOODBRIDGE & ASSOCIATES, INC.
                         CORPORATE DEVELOPMENT AGREEMENT

      This Agreement (the "Agreement") is entered into as of this 24 day of June, 1996, by and between Woodbridge & Associates, Inc., a California corporation ("WA"), with its principal place of business at 5000 Birch Street, Suite 6400, Newport Beach, CA 92660, and Pacific International Enterprises, a Nevada corporation and Crush Innovative Sports Systems, Inc., a California corporation with its principal place of business at 4431 Corporate Center Dr., Suite 131 Los Alamitos, CA 90270 (collectively, with its affiliates, the "Company").

      WHEREAS, Company is a public company which is required to file periodic and other reports under section 13 or 15(d) of the Securities Exchange Act of 1934 and envisions that it will need the services of corporate development activities of WA; and

      WHEREAS, Company desires to engage WA to perform corporate development services on behalf of Company; and

      WHEREAS, WA has the ability and knowledge necessary for the performance of such services; and

      WHEREAS, WA and Company desire, pursuant to the terms of this Agreement; to set forth the terms and conditions pursuant to which WA will perform corporate development services on behalf of Company; and

      WHEREAS, as used herein, "Applicable Date" means July 1, 1996 if Agreement does not terminate this Agreement as provided in Section 1.2.7.

      NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and adequate consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                SCOPE OF SERVICES

     1.1 WA agrees to perform for the Company the corporate development services describe as follows:

          1.1.1. Outside Professionals. WA will advise and assist in the search and selection of accountants, legal counsel, Investment Bankers and other outside professional consultants. Company agrees to meet and retain such professionals, provided that they are agreed upon by the company.

          1.1.2. Board of Directors. WA will assist with finding and negotiating to retain outside directors which the company agrees are beneficial to its strategy.

          1.1.3 Management Compensation and Benefits. WA will assist in design and determination of a management, compensation and benefits program. WA recognizes that having management own a significant ownership position in the Company is a valuable tool for focusing their attention on increasing shareholder value. Accordingly, WA recommends that the Board of Directors put into effect within the next 12 months a stock option plan to be used for acquiring additional management. Also implement an incentive plan for the current management, if one is not already in effect.


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          1.1.4  Strategic Repositioning. WA will assist in repositioning of the company as necessary, to prepare for fulfillment of the company's strategic objectives. WA will coordinate all strategic plan preparation including, but not limited to, organization of your presentation, business plan, and funding documents. WA will organize all outside professionals to carry out company's strategic objectives as quickly and cost effective as possible.

          1.1.5 Capitalization. WA shall make all reasonable efforts to help Company reach the business objectives to be mutually agreed upon at a later date.

          1.1.6 The Support System. WA will develop, implement and maintain an ongoing stock market support system with the general objective of expanding stockbroker awareness of the Company's activities, and hence to generate commensurate interest in the Company's stock.

      1.2        Company acknowledges as follows:

          1.2.1 No Guarantees. WA makes no guarantees, representations or warranties as to the particular results from WA corporate development services, the response and timeliness of action by the investment and brokerage community, including but not limited to guarantees, representations or warranties as to future stock price of Company.

          1.2.2 Administrative Functions only. WA is not a broker dealer and will not engage in any services requiring registration as such. WA's involvement in the capital related transactions is limited to administrative and facilitory functions, but no broker dealer functions.

          1.2.3 Review Responsibility. Company understands that the accuracy and completeness of any document prepared by WA or its advisors is dependent upon Company's alertness to assure that such document contains all material facts which might be important and that all such documents must not contain any misrepresentation of a material fact nor omit information necessary to make the statements therein not misleading. To that end, Company agrees to review and adopt, and confirm to WA in writing that you have reviewed and adopted, all materials for their accuracy, and completeness prior to any use thereof. Company also acknowledges that this responsibility continues in the event that the materials become deficient in this regard.

          1.2.4 Representations and Warranties. The Company represents and warrants to WA that all information provided prior to the execution of this Agreement, in writing or otherwise, is true and complete. In the event that such information is determined to be inaccurate, incomplete or otherwise misleading, this Agreement may be immediately terminated, at the sole discretion of WA.

          1.2.5  Issuance of Additional Securities/Indebtedness. During the one
                 (1) year period commencing on the Applicable Date, Company will not issue any additional securities (except securities (I) issued in connection with the currently proposed private securities offerings or "bridge financing" and/or (ii) issuable upon the exercise or conversion of existing warrants, options, other convertible securities, or employee stock option plans in existence on the Applicable Date) or incur and additional indebtedness (except in the ordinary course of business of to an aggregate of $50,000 during said one (1) year period) without the prior written consent of WA.

          1.2.6 Officer Compensation. During the one (1) year period commencing on the Applicable Date, no officer or director of the Company will receive more that $12,000 per month in cash compensation without the prior written consent of WA. It is contemplated that the officers of the Company will



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                 participate in the stock compensation plan, the terms of which will be mutually agreed upon by the Parties.

          1.2.7 Termination by WA. The Company and/or WA may for any reason terminate this Agreement before July 1, 1996 with no reimbursement due either party.

                                   ARTICLE II

                           COMPENSATION FOR SERVICES

      2.1 In consideration for entering into this Agreement and performing the services described immediately above, Company agrees in lieu of hourly rates, to compensate WA as follows:

          2.1.1 Cash Compensation. Commencing on the Applicable Date and continuing on the first day of each calendar month during the Applicable Term (as defined in section 3.1), Company agrees to pay to WA a monthly fee of $7,500. The monthly fee will be payable in advance on the first of each month commencing on the Applicable Date.

          2.1.2 Stock Compensation. Effective as of the Applicable Date, Company agrees to issue to WA warrants to purchase 500,000 shares of common stock of the Company. Such Warrants shall be exercisable for a period of three years from the Applicable Date at an initial price of $1.00 per share. The Company shall execute and deliver a customary Warrant Agreement evidencing the Warrants. WA acknowledges that the Warrants and the shares issuable upon exercise of the Warrants (the "Shares") will initially be "restricted securities" (as such term is define in Rule 144 promulgated under the Securities Act of 1933, as amended ("Rule 144"), that the Warrants and Shares will include a restrictive legend, and that the Warrants and Shares cannot be sold unless registered with the United States Securities and Exchange Commission ("SEC") and qualified by appropriate state securities regulators, or unless WA complies with an exemption from such registration and qualification (including without limitation, compliance with Rule 144).

                 The following formulas apply to the exercise of WA's options. After Richard Perkins and/or Binks Graval sell 100,000 shares combined of due stock, WA can exercise 200,000 options. After Perkins and Graval sell 200,000 shares, WA can exercise an additional 200,000 options. After Perkins and Graval sell 300,000 shares, WA can exercise 500,000 options.

                 Company shall issue the stock certificate for the Shares within five (5) days after the exercise of any Warrants.

                 Within 30 days of any shares of the Company becomes publicly traded, the Company will use its best efforts to cause all the Shares (whether or not the Warrants have been exercised) to be registered under the Securities Act of 1933 on Form S-8 or other appropriate form, all the extent requisite to permit the sale of other disposition by the prospective sellers of the shares of Common Stock so registered; provided, however, that the Company may, as a condition precedent to effectiveness of such registration, require each prospective seller to agree with the Company and managing underwriter or underwriters of any concurrent secondary public offering to be made by the Company in connection with such registration that such seller will not sell any securities of the same class or convertible into the same class as those registered by the Company for such reasonable period after such registration becomes effective (not exceeding 90 days) as shall then be specified in writing by such underwriter or underwriters if in the opinion of such underwriter or underwriters the Company's offering would be materially adversely affected in the absence of such an agreement.


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          2.1.3  Expenses. Company agrees to pay all costs and expenses incurred by WA in connection with WA's rendering of services hereunder, provided such costs and expenses are of a nature which is customary for such services, such costs to be covered by funds including but not limited to funds in the Escrow Account in excess of funds needed to pay WA's monthly fees. Such expenses are separate from cash compensation as set out above, and include but not limited to such incidental costs and expenses as travel and lodging, copying charges, printing charges, long distance telephone charges, facsimile charges, postage, special mailings and other reasonable expenses. All expenses to be approved in advance by Company.

                                  ARTICLE III

      3.1 This Agreement shall commence upon execution of this Agreement and continue during the one year period of time following the date of this Agreement. Renewal shall be determined by a vote of the Board of Directors of the Company. As used herein, "Applicable Term" means the periods which commences on the Applicable Date and continues until this Agreement is terminated regardless of t he reason for such termination Notwithstanding the foregoing, WA may terminate this Agreement immediately upon written notice to t he Company upon the occurrence of any of the following: (a) the Company becomes insolvent or makes an assignment for the benefit of Creditors; and/or (b) the Company breaches any of the material terms of this Agreement. If this Agreement is terminated on or before the termination date of this Agreement (as set forth above) for any reason, the entire cash fee shall immediately become due and payable, shall be deemed to be earned as of such date, and no offset, refund or reduction of payments shall be attributable to such termination. The provisions of Article II shall survive the termination of this Agreement. Company can terminate with cause with no further reimbursements to WA. Cause can be defined as gross negligence or dereliction of duty.



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                                   ARTICLE IV

                                STATUS OF PARTIES

      4.1 Nothing contained in this Agreement shall be construed to imply that either WA, the Company, or any employee, agent or other authorized representative of any such party, is a partner, joint venturer, agent officer or employee of the other. Neither party hereto shall have any authority to bind the other in any respect vis a vis any third party, it being intended that each shall remain an independent contractor and responsible only for its own actions, The company and WA are independent contractors, each responsible for its own actions, costs and expenses. Neither WA nor the Company shall have any right to, and shall not, commit the other party to any agreement, contract, or undertaking or waive or compromise any of such other party's rights against customers or other parties. All compensation paid to WA shall constitute earnings from self-employment income and the Company shall not withhold any amounts therefrom as federal or state income tax withholding from wages or as employee contributions under the Federal Insurance Contribution Act (Social Security) or any similar federal or state law applicable to employers and employees.

                                   ARTICLE V

                                INDEMNIFICATION

      5.1 Company acknowledges that WA must at all times rely upon the accuracy and completeness of information and documents supplied to WA by the Company's officers, directors, agents and employees. consequently, Company and the entities affiliated with Company agree to indemnify and hold harmless WA, its officers, directors, employees and agents (collectively, the "Indemnitees") against and from any and all losses, claims, damages or liabilities, joint or several, which Indemnities or any of them may become subject, and to reimburse Indemnitees or any of them any legal or other expenses (including the cost of any investigation and preparation) incurred by Indemnitees or any of them, arising out of or in connection with any inquiry litigation or other proceeding, whether or not resulting in any liability, insofar as such losses, claims, damages, liabilities or expenses arise out of, or are based upon (i) any act taken or omitted to be taken by any Indemnity requested or approved by the Company, or (ii) any untrue statement or alleged untrue statement of a material fact contained in any information (written or oral) furnished by you to Indemnities or the omission or alleged omission to state therein a material fact necessary to make the statements therein not misleading.



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                                   ARTICLE VI

                                 CONFIDENTIALITY

      6.1 WA agrees not at any time (during or after the term of this Agreement) to disclose or use, except in pursuit of the business of the Company and Proprietary Information for the Company acquired during the term of this Agreement. For purposes of this Agreement the phrase "Proprietary Information" means all information which is known or intended to be known only to WA or employees of the Company any document, record or other information of the Company or other in a confidential relationship with the Company and relates to specific business matters such as patents, patent applications, trade secrets, secret processes, proprietary know-how, information of the Company's business, and identity of suppliers or customers or accounting procedures of the Company or relates to other business of the Company. WA agrees not to remove from the premises of the Company except in the pursuit of business of the Company any document, record or other information, whether developed by WA or by someone else for the Company are the exclusive property of t he Company, as the case may be.

                                   ARTICLE VII

                                  MISCELLANEOUS

      7.1 Waiver. No waiver of any breach of default of this Agreement by WA shall be considered to be a waiver of any other breach or default of this Agreement.

      7.2 Severability. If any portion of this Agreement is found by a court of competent jurisdiction to be void or unenforceable, that portion hereof shall be deemed to be reformed to the extent necessary to cause such portion to be enforceable and the same shall not affect the remainder of this Agreement, which shall be given full force and effect without regard to the invalid or unenforceable portions.

      7.3 Entire Agreement. This Agreement, which may be signed in duplicate or counterparts, replaces and supersedes all previous Agreements between WA and the Company, contains the entire understanding between the parties, and may not be changed, altered, amended, or modified, except in writing, duly executed by each of the parties.

      7.4 Assignment. This Agreement may not be assigned or transferred by either party hereto without the prior written consent of the other.

      7.5 Governing Law. This Agreement shall be governed by the laws of the State of California without regard to any choice of law provisions thereof.

      7.6 Attorneys' Fees. Should any action be commenced between the parties to this Agreement concerning the matters set forth in this Agreement concerning the matters set forth in this Agreement or the right and duties of either in relation thereto, the prevailing party in such action shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorneys' fees and costs.

      7.7 Arbitration and Venue. Any controversy arising out of or relating to this Agreement or any modification or extension thereof, including any claim for damages and/or recision, shall be settled by arbitration in Orange, county, California in accordance with the commercial Arbitration Rules of the American Arbitration Association before one arbitrator. The arbitrator sitting in any such controversy shall have no power to alter or modify any express provisions of this Agreement or to render any award which by its terms effects any such alteration, or modification. The parties consent to the jurisdiction of the Superior Court of California, and of the United States District Court for the Central District of California for all purposes in connection with such arbitration including the entry of judgment on any award. The parties consent that any process or notice of motion or other application to either of said courts, and any paper in connection with arbitration , may be served by certified mail or the equivalent , return receipt requested, or by personal service or in such manner as may be permissible under the rules of the applicable court of arbitration tribunal, provided



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                 a reasonable time for appearance is allowed. The parties
                 further agree that arbitration proceedings must be instituted within one year after the claimed breach occurred, and that such failure to institute arbitration proceedings within such period shall constitute an absolute bar or the institution of any proceedings and a waiver of all claims. This section shall survive the termination of this Agreement.

      7.8 Facsimile Signature. Any signature on a facsimile copy of this Agreement shall be binding and valid as if made on the original copy of this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

                                         WOODBRIDGE & ASSOCIATES, INC.

                                         By:  /s/ BRUCE BERMAN
                                              ---------------------------
                                                  Bruce Berman

                                         "COMPANY" CRUSH

                                         By:  /s/ RICHARD PERKINS
                                              ---------------------------
                                                  Richard Perkins
                                         Its:     President/CEO

                                         By:  /s/ ED HANSON
                                              ---------------------------
                                                  Ed Hanson
                                         Its:     CFO



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